Gulf Resources' Receives $23 Million in Q4 Customer Orders, Revises 2008 Guidance

Oct 16, 2008

NEW YORK & SHANDONG PROVINCE, China--(BUSINESS WIRE)--Gulf Resources, Inc. (OTCBB: GFRE - News) ("Gulf" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company has received approximately $23 million in customer orders for the fourth quarter of 2008, up significantly from the third quarter of 2008. The Company reaffirmed its full year 2008 revenue guidance, and revised previously issued net income guidance to between $20 million and $23 million.

Held in August 2008, the Olympic Games caused reductions in customer orders during the third quarter due to official restrictions on industrial activity in the greater Beijing area ahead of and during the Olympic Games. In an effort to improve air quality in Beijing, the government imposed restrictions on production at many chemical factories in Beijing and Qingdao. As a result, some of Gulf's customers requested to reschedule or delay the delivery of bromine orders, adversely impacting sales in the third quarter.

As these restrictions on chemical producers have now been removed, Gulf Resources has experienced a significant increase in its customer orders for the fourth quarter. Placed orders for the fourth quarter are valued at $23 million in total, with bromine products and additives for oil and gas exploration accounting for $14.5 million and $5.5 million, respectively. The Company's capacity utilization rate has returned to between 75% and 80%, the utilization rate achieved before the Olympic Games.

"We are extremely pleased to see the surge in placed orders as a result of the revival of the chemical industry after the Olympic Games," commented Ming Yang, Chief Executive Officer of Gulf Resources. "Robust demand for bromine and chemical products in China together with our rapidly expanding production capacity and increased production efficiency will allow us to continue capturing a larger share of the market for bromine and bromine-based chemicals. We remain optimistic regarding our overall operational performance this year, even though we, together with the industry in general, faced a temporary slowdown in the third quarter."

Gulf Resources reaffirms previously issued revenue guidance for its fiscal year 2008 financial results, with expected revenues between $84 million and $90 million. The Company revises net income guidance to between $20 million and $23 million from previously issued $22 million and $25 million, and diluted earnings per share in the range of $0.20 to $0.23 from previously issued $0.22 to $0.25. This guidance does not include the impact of any unusual charges.

"We expect net income for fiscal year 2008 to materialize lower than previously projected mainly due to the temporary slowdown in demand and production caused by the Olympic Games and a faster than previously anticipated rise in raw material prices. However, since we are currently increasing our in-house sourcing activities to better utilize our proprietary bromine reserves in chemical production and developing more environmentally friendly products that command higher prices, we expect profitability of our chemical products to continue increasing medium to long-term."

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is the largest producer of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, please visit the Company's website: www.gulfresourcesco.com

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:
Gulf Resources, Inc.
Rena Xiao
renaxiao@gmail.com
or
Helen Xu
beishengrong@163.com
or
CCG Investor Relations, Inc.
Mr. Crocker Coulson, +1-646-213-1915
crocker.coulson@ccgir.com
http://www.ccgir.com/